Exhibit 99.1
Post Holdings Announces New Share Repurchase Authorization of $400 Million
St. Louis - September 4, 2019 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its Board of Directors has approved a new $400 million share repurchase authorization, effective September 4, 2019. As of the date of this release, Post had repurchased approximately $311 million under its previous $350 million stock repurchase authorization, which was approved on May 7, 2018 and will be cancelled effective September 4, 2019.
Repurchases may be made from time to time in the open market, private purchases, through forward, derivative, accelerated repurchase or automatic purchase transactions, or otherwise. The shares would be repurchased with cash on hand and cash from operations. Any shares repurchased would be held as treasury stock. The authorization does not, however, obligate Post to acquire any particular amount of shares, and repurchases may be suspended or terminated at any time at Post’s discretion.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, All Whites®, Better’n Eggs® and Crystal Farms® brands. Post’s Active Nutrition platform brings good energy to a wide range of consumers looking to live healthy lives through brands such as Premier Protein®, PowerBar® and Dymatize®. Post participates in the private brand food category through its investment with Thomas H. Lee Partners in 8th Avenue Food & Provisions, a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.
Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665